[HACKNEY MILLER, P.A. LETTERHEAD]



August 20, 2001


U.S. Securities and Exchange Commission
450 5th  Street, N.W.
Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement of Silk Botanicals.com. Inc., a Florida (the "registrant"), SEC File No. 333-37110 to be filed on or about August 15, 2001, for the registration and issuance of a total of 21,000 shares of common stock to three individual consultants.

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration
Statement, and to have my opinion appended as an exhibit thereto.

Sincerely yours,

/s/Carol Anne Voelker

Carol Anne Voelker


          Exhibit 23.1